Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Overture Acquisition Corp.
Grand Cayman, Cayman Islands
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated December 9, 2009 relating to the carve-out financial statements of Fixed and Variable Annuity Block of Jefferson National Life Insurance Company (a carve-out of fixed and variable annuity block subject to reinsurance) as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
New York, NY
December 29, 2009